SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
                         _______________

                             FORM S-8

                      REGISTRATION STATEMENT
                 Under THE SECURITIES ACT OF 1933
                         _______________

                     nSTOR TECHNOLOGIES, INC.
      (Exact name of registrant as specified in its charter)


       Delaware                                 95-2094565
(State of incorporation)                 (I.R.S. Employer I.D. #)


 100 Century Blvd., West Palm Beach, FL 33417  -  (561) 640-3103
          (Address and telephone number of registrant's principal executive offices)


         nSTOR TECHNOLOGIES, INC. 1996 STOCK OPTION PLAN
                       (Full title of plan)


                           Mark F. Levy
 100 Century Blvd., West Palm Beach, FL 33417  -  (561) 640-3103
               (Agent's name and telephone number)


                 CALCULATION OF REGISTRATION FEE


                                        Proposed   Proposed
                                        Maximum    Maximum
                                        Offering   Aggregate   Amount of
Title of Securities     Amount to be    Price      Offering    Registration
  to be Registered      Registered (1)  Per Share  Price (2)       Fee
-------------------     --------------  ---------  ---------   ------------

Common Stock, par
value $.05 per share     2,500,000       $2.12     $5,300,000    $1,606

__________
(1) This Registration Statement also covers any additional shares that may hereafter become purchasable as a result of the adjustment provisions of the Plan.

(2) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low prices reported on the consolidated reporting system for the American Stock Exchange on September 8, 1997, of $2.12.

                         EXPLANATORY NOTE

     The first part of this Registration Statement has been prepared in accordance with the requirements of Form S-8 and is intended to be used to register shares to be issued and sold pursuant to the nStor Technologies, Inc. 1996 Stock Option Plan (the "Plan"). The Reoffer Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings or resales of common stock previously acquired or to be acquired by the participants in the Plan who are deemed control persons of the Company.


                        REOFFER PROSPECTUS

                     nSTOR TECHNOLOGIES, INC.

                         1,465,000 SHARES

                           COMMON STOCK
                     PAR VALUE $.05 PER SHARE
                  ______________________________


     The shares of common stock, $.05 par value (the "Common Stock"), of nStor Technologies, Inc. (the "Company") offered hereby (the "Shares") are being sold by certain executive officers and directors of the Company (the "Selling Stockholders"). The Shares have been or may be acquired by the Selling Stockholders from time to time from the Company upon the exercise of options to purchase such Shares granted to the Selling Stockholders by the Company pursuant to the Company's 1996 Stock Option Plan (the "Plan"). Options to purchase 1,465,000 Shares authorized pursuant to the Plan are currently held by the Selling Stockholders. See "Selling Stockholders."

     All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions, discounts and other expenses incurred by individual Selling Stockholders will be borne by the individual Selling Stockholder. The Company will not be entitled to any of the proceeds from such sales, although the Company is entitled to receive the exercise price of the options under which the shares of Common Stock are acquired by the Selling Stockholders.

     The shares of Common Stock are quoted on the American Stock
Exchange under the symbol "NSO". On September 8, 1997, the last reported sales price of the Common Stock on the American Stock
Exchange was $2.12 per share.



     INVESTORS SHOULD CAREFULLY CONSIDER CERTAIN SPECIAL FACTORS
RELATING TO THE COMPANY.  SEE "RISK FACTORS" BEGINNING ON PAGE 4.

             THESE SECURITIES HAVE NOT BEEN APPROVED
          OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
           THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE
       ___________________________________________________


     No person has been authorized to give any information or to make any representations, other than those in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered hereby in any state to or from any person to whom it is unlawful to make or solicit such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that there has been no change in the information herein since the date hereof.


          The date of this Prospectus is September 12, 1997

                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). All reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission with a web site address of http://www.sec.gov. All reports, proxy statements and other information filed by the Company with the Commission will also be filed with the American Stock Exchange and should be available for inspection at its facility at 86 Trinity Place, New York, New York 10006.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE;
                      ADDITIONAL INFORMATION

     The following documents filed with the Securities and Exchange Commission by the Company are incorporated herein by reference:

     I. The Company's Annual Report filed on Form 10-K for the fiscal year ended October 31, 1996;

     (1) The Company's Transition Report on Form 10-Q filed for the period ending December 31, 1996 and the Company's Quarterly
Report on Form 10-Q filed for the period ending March 31, 1997 and June 30, 1997.

     (2) The Company's reports on Form 8-K filed with the Commission on November 15, 1996, December 9, 1996, January 13,
1997, March 14, 1997, and April 18, 1997.

     (3) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all remaining securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part thereof from the date of filing of such documents.

     (4) The description of the Company's Common Stock contained in the Company's Registration Statement filed on Form 8-A, as filed with the Commission on April 16, 1997, pursuant to Section 12(b) of the Securities Exchange Act of 1934.

     Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     The Company undertakes to provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Such request should be directed to the President, nStor Technologies, Inc., 100 Century Boulevard, West Palm Beach, Florida 33417, telephone number (561) 640-3103.

                    FORWARD LOOKING STATEMENTS

     From time to time, information provided by the Company or statements made by its directors, officers or employees may constitute "forward-looking" statements under the Private Securities Litigation Reform Act of 1995 and are subject to numerous risks and uncertainties. Any statements made in this Registration Statement, including any statements incorporated herein by reference (see "Incorporation of Certain Information by Reference"), that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the Company's market and customers, the Company's objectives and plans for future operations and products and the Company's expected liquidity and capital resources). Such forward-looking statements and other forward-looking statements made by the Company or its representatives are based on a number of assumptions and involve a number of risks and uncertainties, and, accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the Company's products; the rate of growth in the industries to which the Company markets its products; the presence of competitors with greater technical, marketing and financial resources; the Company's ability to promptly and effectively respond to technological change to meet evolving customer needs; capacity and supply constraints or difficulties; and the Company's ability to successfully expand its operations. For a further discussion of these and other significant factors to consider in connection with forward-looking statements, reference is made to the discussion in this Registration Statement under the heading "Risk Factors."

                           THE COMPANY

     Since 1996 nStor Technologies, Inc. (the "Company") has been developing, manufacturing, and marketing a full range of multi-platform storage solutions including advanced external RAID (Redundant Array of Independent Disks) subsystems (the "RAID Business"), tape backup systems, UNIX-based memory products, digital media management products and enterprise resource planning software. The Company was incorporated as a Delaware corporation in 1959.

     In October 1992, the Company exchanged substantially all of the operating assets of its previous business for securities issued by IMNET Systems, Inc. ("IMNET"). In 1996, the Company sold its IMNET securities and in June 1996, through its wholly owned subsidiary, nStor Corporation, Inc. ("nStor"), acquired the RAID Business. In December 1996, nStor acquired substantially all of the assets and assumed certain liabilities of Parity Systems, Inc. ("Parity"). The assets acquired from Parity are used in the design, manufacture and sale of computer storage subsystems, memory devices and peripheral equipment, and the integration of storage management solutions, digital index management, and client/server systems for RISC-based UNIX and Windows NT server environments. (UNIX and Windows NT are computer operating systems.)

     On August 31, 1997, the Company had 105 full time employees. nStor's operations are primarily conducted at a facility located in Lake Mary, Florida (in the Orlando area). The Company's executive offices are located at 100 Century Boulevard, West Palm Beach, Florida 33417, its telephone number is (561) 640-3103, and its internet address is http://www.nstor.com.

                           RISK FACTORS

     In addition to the other information in this Prospectus or incorporated herein by reference, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares offered in this Prospectus.


New Products and Technological Changes

     The markets for the Company's products are characterized by rapidly changing technology, evolving industry standards and relatively short product life cycles. The Company's ability to compete successfully will depend on its ability to enhance its existing products and introduce new products on a timely and cost-effective basis. There can be no assurance that the Company will be successful in introducing such new products or enhancements. Delays in product enhancements and developments or the failure of the Company's new products or enhancements to gain market acceptance would have an adverse effect on the Company's business and operating results. In addition, there can be no assurance that new products or technologies developed by others, or the emergence of new industry standards, will not render the Company's products or technologies noncompetitive or obsolete. Despite testing, new products may be affected by quality, reliability or interoperability problems, which could result in returns, delays in collecting accounts receivable, unexpected service or warranty expenses, reduced orders or a decline in the Company's competitive position.

Competition

     The market for the Company's products is highly competitive. The Company's competitors may offer systems at lower prices than those offered by the Company and the Company must compete on the basis of product performance in specific applications. Many of these competitors have greater financial, manufacturing and marketing resources than those of the Company.

     The Company's ability to compete successfully depends upon its ability to continue to develop high performance products that obtain market acceptance and can be sold at competitive prices. Although the Company believes that its products have certain competitive advantages, there can be no assurance that the Company will be able to compete successfully in the future or that other companies may not develop products with better performance and thus reduce the demand for the Company's products. As more companies enter the markets in which the Company sells its products, the Company may encounter increased price competition for such products which could materially and adversely affect the Company's operating results. The Company's original equipment manufacturer customers and other manufacturers could develop their own disk arrays or could integrate competitive RAID disk arrays into their systems rather than the Company's products, which could materially and adversely affect the Company's operating results.

Recent Acquisitions and Unproven Track Record

     The Company has acquired all of its operating assets within the last year. The success of the Company's recent business combinations will depend in large part on the Company's ability to consolidate its operations, integrate departments, systems and procedures and obtain business efficiencies, economies of scale and related cost savings. The significant management challenges presented by such consolidation and integration may prevent the desired cost savings. There can be no assurance that the Company will be able to successfully consolidate its business operations or achieve returns that would justify the Company's investment in its acquired businesses.

Litigation

     In June and August 1996, the Company, two of its directors and nStor were served with two separate Complaints filed in the Supreme Court of the State of New York, County of Nassau, in which the plaintiffs claim to have had contractual and proprietary interests in the prospect of a transaction to purchase certain net assets acquired by nStor. The plaintiffs seek compensatory damages, punitive damages, and equitable relief for alleged interference with the plaintiffs' alleged rights and for alleged breach of contract. Both cases are in the preliminary stages. Counsel for the Company believes that the Company has good defenses to both claims and that it will not incur any material liability. The Company is unaware of any facts that would support any of the plaintiff's claims and, accordingly, the Company believes that the claims are without merit. An unfavorable outcome in such litigation could have an adverse effect on the Company.

Customers

     The Company has no long-term purchase commitments from its customers and customers generally may cancel their orders on 30 days' notice. Accordingly, there can be no assurance that orders from existing customers, including the Company's principal customers, will continue at their historical levels, or that the Company will be able to obtain orders from new customers. In addition, there can be no assurance that existing customers, including the Company's principal customers, will not develop their own storage solutions internally and as a result reduce or eliminate purchases from the Company. Loss of one or more of the Company's principal customers, or cancellation or rescheduling of material orders already placed, could materially and adversely affect the Company's operating results.

Risks Related to Patents and Proprietary Technology

     The Company does not presently hold any patents applicable to its products and relies on a combination of trade secret, copyright and trademark laws and employee and third-party nondisclosure agreements to protect its intellectual property rights. There can be no assurance that the steps taken by the Company to protect its rights will be adequate to prevent misappropriation of the Company's technology or to preclude competitors from developing products with features similar to the Company's products. Furthermore, there can be no assurance that, in the future, third parties will not assert infringement claims against the Company or with respect to its products for which the Company has indemnification obligations to certain of its customers. Asserting the Company's rights or defending against third-party claims could involve substantial expense, which the Company may not be able to afford and which could have a material adverse effect on the Company's operating results. In the event a third party were successful in a claim that one of the Company's products infringed the third party's proprietary rights, the Company may have to pay substantial damages or royalties, remove that product from the marketplace or expend substantial amounts in order to modify the product so that it no longer infringes such proprietary rights, any of which could have a material adverse effect on the Company's operating results.

Dependence on Suppliers

     The Company depends heavily on its suppliers to provide high quality materials on a timely basis and at reasonable prices. Although many of the components for the Company's products are available from numerous sources at competitive prices, certain of the components used in the Company's products are presently available to the Company from a limited number of suppliers or from a single supplier. Furthermore, because of increased industry demand for many of those components, their manufacturers may, from time to time, not be able to make delivery on orders on a timely basis. In addition, manufacturers of components on which the Company relies may choose, for numerous reasons, not to continue to make those components, or the next generation of those components, available to the Company.

     The Company has no long-term supply contracts. There can be no assurance that the Company will be able to obtain, on a timely basis, all of the components it requires. If the Company cannot obtain essential components as required, the Company could be unable to meet demand for its products, thereby materially adversely affecting its operating results and allowing competitors to gain market share. In addition, scarcity of such components could result in cost increases and adversely affect the Company's operating results.

Dependence on Key Personnel

     The Company's success depends to a significant degree upon the continued contributions of key personnel, many of whom would be difficult to replace and are not subject to employment or noncompetition agreements. If certain key employees were to leave the Company, the Company's operating results could be materially adversely affected. The Company believes its future success will also depend, in large part, upon its ability to hire and retain highly skilled engineering, managerial, sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel.

Possible Volatility of Stock Price

     The Company's Common Stock has experienced in the past, and could experience in the future, substantial price volatility as a result of a number of factors, including quarter to quarter variations in the actual or anticipated financial results of the Company, announcements by the Company, its competitors or its customers, government regulations, and developments in the industry. In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price of many technology companies in particular and which have at times been unrelated to the operating performance of the specific companies whose stock is traded. Broad market fluctuations and general economic conditions may adversely affect the market price of the Company's Common Stock.

Potential Fluctuations in Quarterly Results

     The Company's quarterly operating results may vary, depending upon factors such as the timing of large orders and new product announcements. The Company's expense levels are based, in part, on its expectations as to future revenue. If revenue levels are below expectations, operating results are likely to be adversely affected. In addition, the Company's operating results may fluctuate as a result of increased competition, delays in new product introduction and market acceptance of its new products.

Sustaining and Managing Growth

     The Company is currently undergoing a period of rapid growth and there can be no assurance that such growth can be sustained or managed successfully. This growth has resulted in, and is expected to continue to create, the need for additional capacity, new and increased responsibilities for management personnel, and added pressures on the Company's operating and financial systems. The Company's ability to manage future growth effectively and accomplish its overall goals will depend on its ability to hire and retain qualified management, sales and technical personnel. Competition for such personnel in the Company's industry is high. The Company has commenced a number of programs in response to its growth, including the expansion of its manufacturing space and the upgrading of its internal computer systems. If the Company is unable to manage growth effectively or hire and retain qualified personnel, the Company's business and operating results could be materially and adversely affected.

Future Capital Needs; Uncertainty of Additional Funding

     The Company has expended and will continue to be required to expend substantial funds to continue research and development, and for other aspects of its business. Although the Company believes that it has or has access to funds sufficient to fund the operations of the Company for at least the next twelve months, the Company may need or elect to raise additional capital. The Company's capital requirements will depend on many factors, including the problems, delays, expenses and complications frequently encountered by technology companies; the progress of the Company's research, development and product testing programs; the success of the Company's sales and marketing programs; costs in filing, prosecuting, defending and enforcing intellectual property rights; the extent and terms of any collaborative research, manufacturing, marketing or other arrangements; and changes in economic, regulatory or competitive conditions or the Company's planned business. Estimates about the adequacy of funding for the Company's activities are based on certain assumptions, including the assumption that research, development and testing relating to the Company's products under development can be conducted at projected costs and within projected time frames and are successfully marketed.

     To satisfy its capital requirements, the Company may seek to raise funds in the public or private capital markets. The Company's ability to raise additional funds in the public or private markets will be adversely affected if the results of the Company's ongoing or future research and development programs are not favorable. The Company may seek additional funding through corporate collaborations and other financing vehicles. There can be no assurance that any such funding will be available to the Company, or if available, that it will be available on acceptable terms. If adequate funds are not available, the Company may be required to curtail its operations significantly, or it may be required to obtain funds through arrangements with future collaborative partners or others that may require the Company to relinquish rights to some or all of its technologies or products under development. If the Company is successful in obtaining additional financing, the terms of the financing may have the effect of diluting or adversely affecting the holdings or the rights of the holders of Common Stock.

Future Acquisitions

     The Company may pursue acquisitions of complementary technologies, product lines or businesses. Future acquisitions by the Company could result in dilutive issuances of equity securities and the incurrence of additional debt and amortization expenses related to goodwill and intangible assets that could adversely affect the Company's operating results. In addition, gross margins of acquired products, necessary product or technology development expenditures and other factors that may be involved in any such acquired business could result in dilution to the Company's earnings. Acquisitions also may involve numerous other risks, including difficulties in the assimilation of the operations and products of the acquired business, dependence on new products and processes, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited direct prior experience, the potential loss of key employees of the acquired business and difficulties in attracting additional key employees necessary to absorb added management responsibilities. Although there are currently no agreements with respect to any acquisition, no assurance can be given as to the effect of any future acquisition on the Company's business or operating results.

Anti-Takeover Provisions

     The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of Preferred Stock. The Company's Board of Directors has the power to issue any or all of the shares of Preferred Stock, including the authority to establish one or more classes or series and to fix the powers, preferences, rights and limitations of such class or series, without seeking shareholder approval. Furthermore, as a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law regarding "business combinations." This statutory provision and the power to issue Preferred Stock may, in certain circumstances, deter or discourage takeover attempts and other changes in control of the Company not approved by management and the Board of Directors. As a result, the Company's shareholders may lose opportunities to dispose of their shares at the higher prices generally available in takeover attempts or that may be available under a merger proposal. In addition, the statutory provision and the existence of Preferred Stock may have the effect of permitting the Company's current management to retain its position and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of the business.

                       SELLING STOCKHOLDERS

      The following table lists the names of the Selling Stockholders, the number of shares of the Common Stock beneficially owned by each of them (including shares subject to options exercisable within 60 days) as of August 31, 1997, and the number of shares each Selling Stockholder will be eligible to sell pursuant to this Prospectus upon the exercise of options granted to them under the Plan, and the number and the percent of shares of Common Stock to be held by such Selling Stockholder after the offering. As of August 31, 1997, the Company had 18,670,477 shares of Common Stock issued and outstanding.

                                                      Amount to be Held
                                        Number of      After Offering
                          Number of      Shares      ------------------
                           Shares       Covered                   % of
                        Beneficially    By This       Number     Common
Selling Stockholder      Owned (1)     Prospectus    of Shares    Stock
-------------------     ------------   ----------    ---------   ------
Jack Jaiven (2)             63,000        25,000        38,000      *
H. Irwin levy            3,243,767        80,000     3,163,767   16.87%
Mark Levy (3)              692,500        80,000       612,500    3.3%
R. Daniel Smith          1,000,000     1,000,000     1,000,000    5.1%
Joseph Weingard (4)        858,780        80,000       778,780    4.2%
Michael L. Wise (5)      1,041,312       160,000       881,312    4.7%
Bernard Green (6)          250,000        20,000       250,000    1.3%
Richard Reiss, Jr.          50,000        20,000        20,000      *

____________
 *   Less than one percent (1%)

(1) Unless otherwise indicated, each stockholder listed has the sole power to vote and direct disposition of the shares of Common Stock shown as beneficially owned by such stockholder. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of the following shares which such person or group has the right to acquire pursuant to options exercisable within 60 days: Mr. Wise-160,000, owned by Yadgim Partners, a general partnership, controlled by Mr. Wise's wife and as to which Mr. Wise disclaims beneficial ownership; Mr. H. Irwin Levy-80,000 shares; Mr. Weingard-80,000 shares; Mr. Mark F. Levy-80,000 shares; and Mr. Jaiven-25,000 shares. Shares covered by this Prospectus for the benefit of Messrs. Smith, Green and Reiss are not included in the number of shares beneficially owned by such persons because the options pursuant to which such shares may be acquired are not exercisable within 60 days.

(2) Includes 34,500 shares owned jointly with Mr. Jaiven's wife. Also includes 3,500 shares as to which Mr. Jaiven disclaims beneficial ownership, owned by Mr. Jaiven's adult children.

(3) Includes 7,500 shares as to which Mr. Levy disclaims beneficial ownership, owned by Mr. Levy as guardian for his children.

(4) Includes 582,002 shares owned jointly with Mr. Weingard's wife. Also includes 3,000 shares as to which Mr. Weingard disclaims beneficial ownership, owned by Mr. Weingard's wife.

(5) Includes 84,000 shares owned directly by Mr. Wise and 227,410 shares owned by a retirement trust controlled by Mr. Wise. The balance, as to which Mr. Wise disclaims beneficial ownership, consists of 389,502 shares owned by Mr. Wise's wife, 130,000 shares owned by Mr. Wise's children and 50,400 shares owned jointly by Mr. Wise's wife and his mother.

(6) Includes 20,000 shares owned by Mr. Green's wife and 10,000 shares owned by a trust in which Mr. Green's wife is a trustee. Mr. Green disclaims beneficial ownership as to those shares.



                         USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders, although the Company is entitled to receive the exercise price of the options under which the Shares are acquired by the Selling Stockholders. The proceeds received by the Company as a result of the exercise of the options may be used for general corporate purposes.


                       PLAN OF DISTRIBUTION

     The shares of Common Stock are being registered for reoffers and resales by the Selling Stockholders for their own accounts. Such shares of Common Stock may be sold from time to time by any of the Selling Stockholders or by pledges, donees, transferees or other successors in interest, directly to purchasers, in one or more transactions (which may involve one or more block transactions) on the American Stock Exchange, in sales occurring in the public market outside of the American Stock Exchange in separately negotiated transactions or in a combination of such transactions, at market prices prevailing at the time of such sale, at prices related to such prevailing prices or at prices otherwise negotiated.

     Certain of the Selling Stockholders may be limited in the amount of shares of Common Stock which they may sell during any three month period as a result of the volume limitations contained in Rule 144 of the Securities Act. The amount of shares of Common

Stock which may be sold by such Selling Stockholders within any three month period may not exceed the greater of (i) one percent of the shares of Common Stock of the Company outstanding as shown by the most recent report filed by the Company; or (ii) the average weekly reported volume of trading in shares of Common Stock on the American Stock Exchange during the four calendar weeks preceding the filing of the forms required under Rule 144 (or if no such notice is required, the date of receipt of the order by a broker-dealer to execute the transaction directly with a market maker), or (iii) the average weekly volume of trading in the shares of Common Stock reported through the consolidated transaction reporting system under the Exchange Act during such four week period.

     The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers that participate in the distribution of the shares may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock through a block trade, a special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(c) of the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

     There can be no assurances that any of the Selling
Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

            INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Company, a Delaware corporation, has included in its Certificate of Incorporation and Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty, provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit and (ii) indemnify its directors and officers to the fullest extent permitted by the Delaware corporation law. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                          LEGAL MATTERS

     The validity of the issuance of the shares being offered hereby will be passed upon for the Company by Holland & Knight LLP, One East Broward Boulevard, Ft. Lauderdale, Florida 33301.


                             EXPERTS

     The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



Item 3.  Incorporation of Documents by Reference.


  The following documents filed with the Securities and Exchange
Commission by the Company are incorporated herein by reference:

  (1) The Company's Annual Report filed on Form 10-K for the fiscal year ended October 31, 1996;

  (2) The Company's Transition Report on Form 10-Q filed for the period ending December 31, 1996 and the Company's Quarterly Report on Form 10-Q filed for the period ending March 31, 1997 and June
30, 1997.

  (3) The Company's reports on Form 8-K filed with the Commission on November 15, 1996, December 9, 1996, January 13, 1997, March 14, 1997, and April 18, 1997.

  (4) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all remaining securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part thereof from the date of filing of such documents.

  (5) The description of the Company's Common Stock, par value $.05 per share, contained in the Company's Registration Statement filed on Form 8-A, as filed with the Commission on April 16, 1997, pursuant to Section 12(b) of the Securities Exchange Act of 1934.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The Company undertakes to provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Such request should be directed to the President, nStor Technologies, Inc., 100 Century Boulevard, West Palm Beach, Florida 33417, telephone number (561) 640-3103.


Item 4.  Description of Securities.

Not applicable; the class of securities to be offered is registered under Section 12 of the Exchange Act.


Item 5.  Interests of Named Experts and Counsel.

              Not applicable.


Item 6.  Indemnification of Directors and Officers.

The Company, a Delaware corporation, has included in its Certificate of Incorporation and Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty, provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit and (ii) indemnify its directors and officers to the fullest extent permitted by the Delaware corporation law. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 7.  Exemption from Registration Claimed.

          Not applicable.


Item 8.  Exhibits.

The exhibits filed as part of this Registration Statement are as follows:

    Exhibit
    Number                    Description


    4.1 Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Registrant's Form 10-K for its fiscal year ended October 31, 1996.)

    4.2 Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Company's Form 10-K for its fiscal year ended October 31, 1996).

    4.3   nStor Technologies, Inc. 1996 Stock Option Plan
          (incorporated by reference to Exhibit 10.8 of the Company's Form 10-K for its fiscal year ended October 31,
          1996).

    5.1   Opinion of Holland & Knight LLP.

    23.1  Consent of BDO Seidman, LLP

    23.3 Consent of Holland & Knight LLP (included in opinion filed as Exhibit 5.1).

    24.1 Powers of Attorney (included on the signature page to this Registration Statement).


Item 9.      Undertakings.

The undersigned Registrant hereby undertakes:

    A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs
      (a) (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to
      Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.


         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


    B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                            SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant, nStor Technologies, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Palm Beach, State of Florida, on the 10 day of September, 1997.


               nSTOR TECHNOLOGIES, INC.

                        /s/ Mark F. Levy
               By:_______________________________
                    Mark F. Levy, President




                        POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark F. Levy and Jack Jaiven and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities on September 10, 11 or 12, 1997.

      Signature                  Title                          Date





   /s/ Michael L. Wise
_________________________  Chairman of the Board            September 12, 1997
Michael L. Wise


   /s/ Mark F. Levy
_________________________  President and Director           September 10, 1997
Mark F. Levy               (Principal Executive Officer)


   /s/ Jack Jaiven
_________________________  Chief financial Officer and      September 10, 1997
Jack Jaiven                Vice President (Principal
                           Financial and Accounting Officer)


   /s/ Joseph D. Weingard
_________________________  Director                         September 12, 1997
Joseph D. Weingard


   /s/ R. Daniel Smith
_________________________  Executive Vice President         September 10, 1997
R. Daniel Smith            and Director


   /s/ H. Irwin Levy
_________________________  Director                         September 11, 1997
H. Irwin Levy


   /s/ Bernard R. Green
_________________________  Director                         September 10, 1997
Bernard R. Green


   /s/ Richard Reiss
_________________________  Director                         September 12, 1997
Richard Reiss, Jr.

                          EXHIBIT INDEX




     Exhibit
     Number               Description
     -------              -----------


      5.1           Opinion of Holland & Knight LLP


     23.1           Consent of BDO Seidman, LLP


     23.3           Consent of Holland & Knight LLP
                    (included in opinion filed as Exhibit 5.1).